Exhibit 99.1

Camden National Corporation Announces 9.1% Increase in Quarterly Dividend

    CAMDEN, Maine--(BUSINESS WIRE)--Jan. 3, 2007--Robert W. Daigle, President and Chief Executive Officer of Camden National Corporation (AMEX: CAC; the "Company"), announced today that the Board of Directors of the Company declared a $0.24 per share dividend payable on January 31, 2007 for shareholders of record on January 16, 2007. The $0.24 per share dividend is an increase of $0.02 per share, or 9.1%, from the $0.22 per share dividend declared for the same period a year ago.

    Camden National Corporation, a 2006 Best Places to Work in Maine company headquartered in Camden, Maine, and listed on the American Stock Exchange, the Russell 3000(R) and the Russell 2000(R) under the symbol CAC, is the holding company for a family of two financial services companies, including: Camden National Bank (CNB), a full-service community bank with 27 banking offices serving coastal, western, central and eastern Maine, and recipient of the Governor's Award for Business Excellence in 2002, and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland and Bangor. Acadia Financial Consultants is a division of CNB, offering full-service brokerage services.

    This press release and the documents incorporated by reference herein contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance or achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

    CONTACT: Camden National Corporation
             Suzanne Brightbill, 207-230-2120
             Public Relations Officer
             sbrightbill@camdennational.com